Exhibit 15.2

October 14, 2007

Domtar Corporation

Montreal, Quebec

Canada

Re:	Amended Registration Statement on Form S-4 dated October 15, 2007

With respect to the subject registration statement, we acknowledge our awareness of the use therein of our second quarter 2006 report dated August 9, 2007, except as to note 20, which is as of September 24, 2007, related to our review of interim financial information.

Pursuant to Rule 436 under the Securities Act of 1933 (the “Act”), such report is not considered part of a registration statement prepared or certified by an independent registered public accounting firm, or a report prepared or certified by an independent registered public accounting firm within the meaning of Sections 7 and 11 of the Act.

/s/ KPMG LLP

Seattle, Washington